Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-44256, 333-35872, 333-59673, 33-49467, 33-49553, 333-02023,33-50069, 333-26115, and 33-62375 of Westar Energy, Inc. on Form S-3; Nos. 333-02711, 333-56369, and 333-91720 of Westar Energy, Inc. on Form S-4; Nos. 333-93355, 333-70891, 33-57435, 333-13229, 333-06887, 333-20393, 333-20413 and

333-75395 of Westar Energy, Inc. on Form S-8; and No. 33-50075 of Kansas Gas and Electric Company on Form S-3 of our report dated April XX, 2003, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the following changes in accounting principle: the adoption of Statement of Financial Accounting Standards No. 142, Accounting for Goodwill and Other Intangible Assets, and Statement of Financial Accounting Standard No. 144, Accounting for Impairment or Disposal of Long-Lived Assets in 2002; the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, in 2001; and the adoption of Staff Accounting Bulletin 101, Revenue Recognition, in 2000, appearing in this annual report on Form 10-K of Westar Energy, Inc.

DELOITTE & TOUCHE, LLP

Kansas City, Missouri

April 11, 2003